Exhibit 99.1

CF Acquisition Corp. VII Announces Separate Trading of Class A Common Stock and Warrants

NEW YORK, February 2, 2022 /PRNewswire/ -- CF Acquisition Corp. VII (Nasdaq: CFFSU, the “Company”) announced today that, commencing February 10, 2022, holders of the 18,250,000 units sold in the Company’s initial public offering, may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on The Nasdaq Global Market under the symbols “CFFS” and “CFFSW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “CFFSU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About CF Acquisition Corp. VII

CF Acquisition Corp. VII is a newly organized blank check company sponsored by Cantor Fitzgerald and led by Chairman and Chief Executive Officer Howard W. Lutnick. CF Acquisition Corp. VII was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on industries where its management team and founders’ experience will provide the Company with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 15, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the net proceeds, are subject to risks and uncertainties, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.